Exhibit 99.1

ACCESS PHARMACEUTICALS

Moderator: Donald Weinberger
October 14, 2005
9:00 am CT


Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Announce Sale of Oral Care Business conference call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session.

At that time, if you have a question, please press the 1 followed by the 4 on your telephone.

As a reminder, this conference is being recorded, Friday, October 14, 2005.

I would now like to turn the conference over to Mr. Donald Weinberger, Managing Partner. Please go ahead sir.

Donald Weinberger: Thank you (Susan). I am Donald Weinberger, Managing Partner of Wolfe, Axelrod, Weinberger Associates.

Welcome and good morning. I welcome you to the conference call for Access Pharmaceuticals update of recent developments and future outlook.

A release was issued late Wednesday afternoon discussing the sale of its oral care business to Uluru Inc. If you do not have a copy of that release and would like one, please call my office immediately at 212-370-4500.

Due to time constraints today, we would like to ask that you limit the number of questions you ask to two and we would like to conclude the call in approximately 40 to 45 minutes.

If there are any open items or unanswered questions, please feel free to email me at don, D-O-N, @wolfeaxelrod; that's don@wolfeaxelrod.com. Wolfe Axelrod is spelled W-O-L-F-E A-X-E-L-R-O-D, dot com.

And I will pass those emails on to management of Access Pharmaceuticals. Before I turn the call over to Rosemary Mazanet, CEO, and Michael Flinn, Chairman, I'll read to you the Safe Harbor statement as required by law.

This conference call contain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including, but not limited to statements made relating to negotiation, to restructure, or outstanding convertible notes which negotiations may not be successful or current steps being taken to satisfy our cash needs, and our ability to achieve the milestones relating to our oral care assets sold to Uluru Inc.

These statements are subject to numerous risks including, but not limited to the uncertainties associated with our ability to raise funds to continue our operation; our ability to sell assets; our ability to restructure our convertible notes, research and development activities, clinical trials;
our ability to raise capital, the timing of and our ability to achieve regulatory approvals dependent on others to market our licensed product, collaborations, future cash flow, and timing and receipt of licensing a milestone revenue, projected future revenue growth, and our ability to generate near term revenues, our ability to develop products from our platform technology; our ability to achieve licensing milestones; our ability to repay our outstanding debt obligations; and other risks detailed in the company's annual report on Form 10K for the year ended December 31, 2004, quarterly report on Form 10Q for the quarter ended June 30, 2005, and other reports filed by us with the Securities and Exchange Commission.

At this time, I will turn the call over to Rosemary Mazanet.

Rosemary, please proceed.

Rosemary Mazanet: Good morning.  Thanks Don.  That was quite a -

Donald Weinberger:       Mouthful.

Rosemary Mazanet: "a mouthful, that's right.

Donald Weinberger: (Unintelligible).

Rosemary Mazanet: The last few months have been very challenging for the board and management of Access Pharmaceuticals, as it went through a financial restructuring that was well described in our most recent 10Q. We appreciate your support and patience through this period and we're very pleased to bring you up to date today.

The plan we've outlined to refocus the company on oncology has been realized and our balance sheet is much stronger. We began an asset sale process a number of months ago, as a way to properly maximize the potential of all of the technologies under the Access Pharmaceuticals patent portfolio.

This process to sell our non-strategic assets received a good deal of interest and we spoke with a number of potential buyers in the US and in Europe. Following the receipt of offers, a decision was made to sell our oral care business to Uluru, a private Delaware company for up to $20.6 million.

This sale includes our interest in Aphthasol, all OraDisc products, all Residerm products, and all company assets related to those products. In addition, we have licensed to Uluru our nanoparticle hydrogel aggregate technology which could be used for local drug delivery and (tissue filler) in dental and soft tissue application.

The CEO of Uluru is Kerry Gray, the former CEO of Access Pharmaceuticals. And in conjunction with this sale transaction, we received (a fairness) opinion from a nationally recognized investment banking firm.

There are eight employees of Access that will be assumed by Uluru, and six employees of Access who will remain. A cost sharing of the leasing arrangements for the shared space will go through a transition period until Uluru relocates to the - a new space.

At the closing of this agreement, we received $8.7 million. In addition, at the one year anniversary of the agreement, we may receive up to $3.7 million and we will receive an additional $1 million within 24 months after closing or earlier upon the achievement of milestones.

Additional payments of up to $7 million will be made upon the achievement of certain additional milestones.

The upfront payment of this transaction has allowed Access to retire our $2.9 million of senior secured debt that was held by Cornell Capital, and the various agreements relating to those notes.

In addition, the elimination of the manufacturing and regulatory costs, as well as the required employees for those marketed products and product candidates will allow Access to reduce our burn rate substantially.

We believe that we are in a much better position to manage the $8 million of convertible debt remaining on the company's balance sheet which is currently due.

Since this deal closed Wednesday evening, we've been in active discussions with one of the debt holders, and it is our opinion that waiting until the senior secured debt was retired, allows us to restructure or convert some or all of the convertible debt with less dilution.

While this transaction places the company in a stronger financial position, the board of directors and senior management are continuing to explore strategic options for the company to support the continuation of our exciting oncology programs.

Options still under consideration include equity financing, out-licensing of technologies and development programs, a joint venture, or other strategic alternatives. We plan to engage in investment bank to assist us in the exploration of these options.

I would now like to provide you with an update on our development programs. As you know, I'm very excited about our platinum polymer drug, AP5346, and it will have its Phase I clinical data presented at the NCI-EORTC-AACR meeting in November. That actually is an annual meeting that is a mixture of the three groups from Europe and the US and it's a rather new meeting, it's a little different than the regular AACR meeting.

The data that will be shown; will show partial responses in patients with melanoma and ovarian cancer. To see partial responses in a small sample of 16 patients is very encouraging in a Phase I trial when most of the patients were treated at a low dose.

Of note, the ovarian cancer patients have received prior platinum therapy and had relapse before they responded to AP5346. All of the toxicity seen in this Phase I trial were typical for other platinum compounds that are given without pre-medications to curb side effects and liberal intravenous fluids.

In the current quarter, we plan to begin a Phase II trial in ovarian cancer patients who have relapsed after first line platinum therapy. Other
Phase II trials in different tumor types are being planned currently.

Now, to fill you in on the pipeline a little bit, the same polymer backbone platform that we used in AP5346 can have the platinum exchanged for another anticancer agent, and we have some exciting pre-clinical data demonstrating the enhancement of efficacy by using this polymer delivery approach.

We will be evaluating which of these programs we will continue in formal pre-clinical candidate testing. We're also excited about continuing to explore collaborations for our proprietary nanoparticle drug delivery system for targeting therapeutics and diseases such as cancer and also possibly rheumatoid arthritis.

This nanoparticle drug delivery technology allows for systemic delivery and it's different from the aggregate hydrogel that has been licensed to Uluru. The company has more than one nanoparticle drug delivery technology.

Okay, there's been an increased interest in the use of the nanoparticles for delivering drugs to tumors following the approval earlier this year of a Taxol nanoparticle formulation. And - we have kept that proprietary technology for this nanoparticle drug delivery system.

Our proprietary vitamin targeted technology is also another mechanism by which we could provide enhanced delivery of nanoparticle formulation to sites of disease.

Our Vitamin B12 oral drug delivery technology offers great promise to provide oral dosage forms for active ingredients, such as proteins and peptides, which currently can only be administered by injection. Access already has three ongoing collaborations in this area and is currently in discussion with additional potential partners.

We remained listed on AMEX and we will be updating AMEX in the near future of our plans to manage our outstanding debt and our plans to meet the continuing listing requirements for AMEX.

We will update you more about our balance sheet and projected financials after we have further information to report about our outstanding debt situation.

Following the resolution of this convertible debt situation, the company will consider options on how best to move the Access programs forward.

At this time, we - I'm going to invite Michael Flinn to participate in answering the questions and we'll be happy to take your questions.

I'm going to ask (Susan) if she could line up the queue, please.

Operator: Ladies and gentlemen, if you'd like to register for a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3.

If you're using a speakerphone, please lift your handset before entering your request.

Our first question comes from the line of (Bill Dawkins) from (Burlston Dawkins). Please proceed with your question.

(Bill Dawkins): Good morning, Rosemary.

Rosemary Mazanet: Good morning.

(Bill Dawkins): I wanted to congratulate you first on the sale of these business units. I think, getting what - more than the market cap of the company was over the past month or two, that's quite an achievement and good job.

A couple of questions, could you -- only because I don't really understand so much AB5346 -- could you first define the market size that drug will be entering into?

And can you add a little cover - color to the - to a (JV) or a licensing agreement or royalties or whatever in association with this drug going forward? Or maybe, what are your goals in respect to the goals of this drug?

Rosemary Mazanet: Okay, okay.

The - this is a platinum drug, as you know, and you know, we would assume that this drug would be approvable for some indication once we complete all of our clinical work. Which indication we plan to go into in, you know, for a registration strategy, and what indication we would plan to go into ultimately for the market potential, you know, still needs to be worked out.

But, you know, this could be somewhere between, I think, you know, a) if it's a ("me too") drug, okay, and we can't differentiate it extensively, then it could be, you know, maybe -- and this is very conjectural -- it could be a $300 million to $400 million drug.

If it's actually less toxic than oxaliplatin, which is a $2 billion drug, then obviously, you know, we would hope that it could take a good bit of that market.

Now with that, I want to remind you that, you know, this is still in very early stage testing. And you know, so far we're quite pleased, but, you know, there is risk inherent in all of these development programs.

What I'd like to tell you about how we plan to move it ahead, is that, you know, when we had an insecure financial position in over the last few months, you know, any deal that we come to with would obviously be taking advantage of that situation.

So we have talked to people about licensing possibilities but they frankly haven't really, even with, you know, discounting the risk associated with clinical drug development, haven't recognized what we think was the potential value.

So that's why we haven't entered into any of those agreements, but we have continued to work on the drug on our own, it's not as so we stopped working. And you know, we're ready to start these trials.

So, you know, we've manufactured it over the summer and we're ready to start trials and we are - have sort of - or dictating our own fate in a, you know, we're continuing to collect data that we hope will continue to look attractive.

So my answer really about, you know, what we would expect to see in a licensing deal or what we want going forward, is we would expect to see something that would recognize what we believe is the real potential of the drug.

I hope you don't think that's a round-around answer, but, you know -

((Crosstalk))

Rosemary Mazanet: - it has to be a good offer.

(Bill Dawkins): Would it be an - would you probably go international before domestic on that? And secondly, and then I will let someone else ask a question, is AP5346 the reason why you're at AKC?

Rosemary Mazanet: Well, I have been aware of this product candidate for a while. I had seen some of the data earlier when I was a consultant for the company and I do think it's very exciting and I think that that's obviously why I'm interested in having the company succeed. You know, I think this is a very promising candidate.

Your question about domestic and (ex-US), I think that we have talked quite a bit about the fact that the Phase I data was obtained in Europe and we that maybe getting Phase II trial started in Europe as well.

And the reason for that, just so you understand, is there is a lot of competition right now for patients and for (centers) to do trials in the United States. There are a lot of drugs in development in oncology and it seems to be easier now to get patients accrued on the trials if one goes (ex-US).

This is a practice that most pharmaceutical companies are actually taking on and the FDA is quite comfortable with this. The FDA has been approving drugs based on data that has been obtained from countries other than the United States and they're very comfortable with that at this point.

So I think that we're doing trials initially in Europe because that's where we can get patients accrued quickly and we can get answers to some of the questions quickly so that we can move on to more advanced stages of testing.

However, we would expect that the pivotal trials would also be conducted in the United States because the United States is really, I think, where the oncology market has really been predominantly. Usually, we follow those very closely with approvals in Europe.

So, you know, looking very far in the future, you know, if everything goes well, that's how we would see it happening, but I don't want you to confuse the fact that we're doing trials (ex-US) initially with that - that is our focus for the market.

(Bill Dawkins): Okay, thank you very much.

Rosemary Mazanet: Thank you.

Operator: Ladies and gentlemen, as a reminder, to register for a question, please press the 1 followed by the 4 on your telephone.

Our next question comes from the line of (Jim Crenna) from MJSK. Please proceed with your question.

(Jim Crenna): Good morning, Rosemary.

Rosemary Mazanet: Good morning, (Jim).

(Jim Crenna): I've got a lot of questions and I'm only going to ask two.

The first one is, talk about the clinicals. I think a lot of people, when they hear clinicals, they think it's a three, four-year, 500 to 700 patients, you know, like a Phase III, but are you looking at 40 or 50 patients in a Phase II?

Are you looking at a year to 18 months in open trials where information will come out as doses go on? Could you just explain and kind of the cost to those clinical - the ovarian?

Rosemary Mazanet: The clinical trial that we're planning to do first, is exactly as you described, it's about 40 patients. It should be completely wrapped up within 18 months, perhaps sooner.

We will have access to that data on an ongoing basis. And so, you know, the goal of this, as in most Phase II work, is really to learn about your drug so that you can design the correct Phase III.

So, you know, as I mentioned in the Phase I, the patients didn't get pre-medicated for side effects and they didn't get a lot of hydration, you know, we will be sure to take those steps in this trial so that, you know, the toxicities are minimal and minor, so that patients can get repeated dosing through cycles without increasing the toxicity and you know, the best schedule for giving the drug. Although we think that that will be pretty similar to other platinum drugs.

So yes, this is what we're envisioning. You know, this isn't going to be a sort of a black box where we're doing a large randomized trial right now. And I think what we're looking for is the best way to differentiate this product from other platinum products.

Once we know more about that, if the - you know, how the efficacy stacks up and how the toxicity stacks up, then we'll be in a position to know a little more about what we'll need for a registration trial.

If the drug is clearly differentiatable, okay, from existing therapies, then, you know, obviously it might have an easier Phase III program with, you know, fewer patients than the hundreds that you would describe. But again, that all remains to be seen and it's a process.

You may have asked another question in there, I apologize -

(Jim Crenna): Cost, cost.

Rosemary Mazanet: - if I missed it.

(Jim Crenna): The estimated cost.

Rosemary Mazanet: Oh, the estimated cost.

The good thing about this, there's another advantage to doing things (ex-US), is that the investigators and sites have less inherent overhead in their systems. You know, we're expecting that this Phase II that I've outlined will cost us about 1.2 million to complete.

(Jim Crenna): Okay.

Rosemary Mazanet: And you know, there's additional pre-clinical work that we're doing with regard to scaling up manufacturing and things, but you know, this is - we're very happy that we think we're able to do this with a very good
(CRO) group and that - will do it for a much less money than we would if we were doing this in the States.

Jim Crenna): So, given that it's an open trial and it's only 40 patients and I don't know how quickly you can sign up these patients depending upon competition for patients, but since you're already talking to potential licensing partners, you know, three to six months down the road, you have 10, 12, 15 people (dose) and you're getting, you know -- let's hope you get some positive results -- is, first of all, that should enhance the value of a license and I think that's why you're starting (to say this towards) yourself.

But secondly, if you only had equal efficacy and I know oxaliplatine's not used in ovarian yet, and if we do call a (rectal) that's where you really - with a combination trial, but the toxicity, the neuro-toxicity that oxaliplatine seems to exhibit, on a humanitarian type of situation, if you just got rid of the toxicity and had equal efficacy, is that enough to make this drug, you know, pretty much trump oxaliplatine?

Rosemary Mazanet: You know, the FDA is hard to predict. I think that no one would find fault with that statement. But certainly, there are other situations where drugs that are commonly used have been, you know, superseded in the market by drugs that were similar in efficacy, but less toxic has come along.

So I think that there is a role for that.

The thing that really struck me was in the recent past, some physician advisory groups have recommended that oxaliplatine can be given to patients with colon cancer who has had all of their cancer removed, but they had some nodes and things that were also removed but they are at a higher risk for relapse.
This is called adjuvant therapy when they get chemotherapy, even though they don't have evidence of active disease at the time.

So this group of physicians has recently said that oxaliplatine could be used in those patients. Now, the thing about those patients is, those patients are presumably cured. You're not trying to get a response, these are presumably cured patients.

So one would think that, you know, certainly you would want to minimize toxicity in a patient group like that.

(Jim Crenna): Right.

Rosemary Mazanet: Again, I don't know, you know, what the FDA will want to see, I can't really predict that right now. But, you know, I can see we're certainly having less toxicity in patients that are - that you're curing of disease, you know, it sounds like a very good idea.

(Jim Crenna): Okay, that was my first question, real quickly, here's the second topic.

Given that you should be pretty much out of harm's way on the balance sheet and hopefully that restructuring will be taken care of very soon, don't you think that the market capital of this company was a potential of not only AP5346, because a lot of people think you're a one-trick pony now, but these different delivery systems that deliver all potential types of drugs, targeted drug delivery, that this thing is so undervalued compared to other, you know, small biotech companies out there, you know, I'm not going to ask you what you think it should be valued unless you want to offer us an opinion, but don't you think we're utterly undervalued?

Rosemary Mazanet: Well I, you know, I think that you're right to point out that there are many things besides the platinum drug that are a value at Access Pharmaceuticals and I appreciate your having done that.

I think that, you know, there are companies that just have one of these technologies that, you know, are publicly traded, if you want to look at comps, okay. You know, so we have a number of things.

What the company hasn't been able to do because, you know, again, we had so many very different, different businesses under the same roof, we weren't really able to focus on developing any of these additional products that would be used for, you know, systemic delivery for therapeutics; and now we can.

So, you know, hopefully, we can do a little bit more work and get a lot of gain. And that's always the goal with these early projects, is, you know, hopefully we can get some proof of principle pretty early and some of this is with our collaborators, obviously. But, you know, then - and people can see the value.

(Jim Crenna): Thank you very much.

Operator: Our next question comes from the line of (Dorin Frai), private investor. Please proceed with your question.

(Dorn Frai): Good morning.

Rosemary Mazanet: Good morning.

(Dorin Frai): Over last two to three years, there were a number of collaborations and we really didn't receive much of an update in terms of progress or the discussions, any perspective of, you know, licenses or, could you elaborate on that for us, please?

Rosemary Mazanet: Do you mean on the oral healthcare business or on the technology business or -

(Dorin Frai): There were - for nanoparticle, there were several, like three collaborations that I recall that were announced. Some, the names were withheld for competitive reasons, I guess, it's just that we don't have too much of an update on those programs.

Rosemary Mazanet: Right. What I can tell you is for the technologies that Access Pharmaceuticals continues to have and manage, we do have some collaborations that were actually announced last May and those are still very early. So we really don't have anything to report on that. That's on Vitamin B12 nanoparticle.

There are a number of collaborations that now will be managed by Uluru and you know, I think that it's appropriate to get updates on those from them.

But, you know, that's really about all I can say right now. It's too early to give any updates on our collaborations that began in May.

(Dorin Frai): Okay.  Thank you very much.

Rosemary Mazanet: Sure.

Operator: There are no further questions at this time.

Donald Weinberger: Well, we thank everybody for participating. And again, to underscore what Rosemary said, for your patience and support, we're excited about what lies ahead and the focus we have now as a company. We're pleased with this sale, we're pleased for Kerry, he knows this area, and we wish him well in that endeavor.

So thank you all for your support, we'll look forward to updating you again.

Operator: Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines. Have a great day everyone.

END